Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL-YEAR 2019 RESULTS
Company Increases Dividend 10% and Provides Full-Year 2020 Projections
PARSIPPANY, N.J., February 13, 2020 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2019. Highlights include:

•
Diluted earnings per share for the quarter increased 58% to $0.68 and was unchanged for the full-year at $1.62; adjusted diluted EPS grew 40% to $0.81 for the quarter and 21% to $3.28 for the full-year.

•
Net income increased 49% to $64 million for the quarter, and decreased 3% to $157 million for the full-year; adjusted net income increased 35% to $77 million for the quarter, and 17% to $317 million for the full-year.

•	Adjusted EBITDA increased 22% to $153 million for the quarter, and 21% to $613 million for the full-year.

•	System-wide rooms grew 3% year-over-year, including U.S. rooms growth of 1% and international rooms growth of 6%.

•	The Company's development pipeline grew 7% year-over-year to 193,000 rooms.

•	U.S. RevPAR declined 3% compared to the prior-year quarter, and international RevPAR remained unchanged compared to the prior-year quarter in constant currency.

•	Returned over $100 million to shareholders in the quarter, through share repurchases and dividends, and over $350 million for the full-year 2019.
“We finished 2019 with another solid quarter, capping off a year in which we delivered rooms growth, earnings growth and free cash flow that were in line with our expectations despite headwinds from a soft RevPAR environment. We achieved these results through consistent execution, careful expense management and disciplined capital allocation,” said Geoffrey A. Ballotti, chief executive officer. “As we enter 2020, we are confident in the strength and resilience of our business and remain focused on executing every day to deliver exceptional value for our hotel owners, hotel guests and shareholders.”
Fourth Quarter 2019 Operating Results
Revenues decreased 7% to $492 million, compared to $527 million in the fourth quarter of 2018. The decline reflects lower pass-through cost-reimbursement revenues, which are inconsequential to adjusted EBITDA, in the Company's hotel management business. Excluding cost-reimbursements, revenue grew 2% reflecting growth in royalties and franchise fees, higher license fees, and an increase in marketing, reservation and loyalty fees, partially offset by lower other revenues.

Net income increased 49% to $64 million, or $0.68 per diluted share, compared to $43 million, or $0.43 per diluted share, in the fourth quarter of 2018. Fourth quarter 2019 results include costs primarily related to a restructuring charge focused on enhancing the Company's organizational efficiency and rationalizing its operations, transaction-related expenses associated with the integration of La Quinta and separation-related expenses associated with the Company's spin-off. Fourth quarter 2018 results include costs primarily related to separation-related expenses associated with the Company's spin-off.
Adjusted net income increased 35% to $77 million, or $0.81 per diluted share, compared to $57 million, or $0.58 per diluted share, in the fourth quarter of 2018. Fourth quarter adjusted net income benefited from the growth in revenues (excluding cost-reimbursement revenues), as well as lower marketing expenses due to timing and increased synergies from the integration of La Quinta. Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Fourth quarter adjusted EBITDA was $153 million, compared to $125 million in the fourth quarter of 2018, an increase of 22%. The increase in adjusted EBITDA primarily reflects the growth in revenues (excluding cost-reimbursement revenues), as well as, lower marketing expenses due to timing and increased synergies from the integration of La Quinta.
Full-Year 2019 Operating Results
Revenues increased 10% to $2,053 million, compared to $1,868 million in 2018. Results reflect $267 million of incremental revenues from La Quinta and $115 million of lower cost-reimbursement revenues in the Company's hotel management business, which have no impact on adjusted EBITDA. Excluding the impact of these items, revenues increased 3% primarily due to higher license fees, an increase in marketing, reservation and loyalty fees and higher other revenues, partially offset by a $20 million reduction to revenues related to the Company's agreement with CorePoint Lodging.
Net income was $157 million, or $1.62 per diluted share, compared to $162 million, or $1.62 per diluted share, in 2018. Full-year 2019 results reflect separation-related, transaction-related, impairment, contract-termination and restructuring expenses. Prior-year results included separation-related and transaction-related expenses associated with the Company’s spin-off and acquisition of La Quinta.
Adjusted net income was $317 million, or $3.28 per diluted share, compared to $270 million, or $2.71 per diluted share, in 2018. Full-year adjusted net income benefited from revenue growth, as well as incremental adjusted net income and increased synergies from the acquisition and integration of La Quinta, partially offset by higher interest expense. Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Adjusted EBITDA increased 21% to $613 million, compared to $507 million in 2018. Results are consistent with the Company’s recent projection of adjusted EBITDA of $610 million to $615 million for the full year. Excluding $63 million of incremental EBITDA from La Quinta and $17 million of incremental synergies, adjusted EBITDA increased 6%, primarily reflecting the growth in revenues.
As of December 31, 2019, the Company’s hotel system consisted of approximately 9,300 properties and over 831,000 rooms, a 3% year-over-year increase. The Company’s development pipeline consisted of 1,500 hotels and approximately 193,000 rooms, a 7% year-over-year room increase or 2% sequentially. Approximately 57% of the Company’s development pipeline is international and 70% is new construction.

Fourth Quarter 2019 Business Segment Information
The following discussion of fourth quarter operating results focuses on revenue and adjusted EBITDA for each of the Company's segments.
Hotel Franchising

$ millions	2019	2018	% Change
Revenue	$300	$295	2%
Adjusted EBITDA	151	122	24%
Revenues increased 2% compared to fourth quarter 2018, due to growth in royalties and franchise fees, higher license fees, and an increase in marketing, reservation and loyalty fees, partially offset by lower other revenues. Adjusted EBITDA grew 24% to $151 million, reflecting the growth in revenues, lower marketing expenses and increased synergies from the integration of La Quinta.
Hotel Management

$ millions	2019	2018	% Change
Revenue	$190	$229	(17%)
Adjusted EBITDA	21	18	17%
Revenues decreased $39 million compared to the prior-year period, due to lower cost-reimbursement revenues, which have no impact on adjusted EBITDA. The decline in cost-reimbursement revenues is primarily due to a change in the way the Company is required to account for certain costs at a portion of its managed hotels. Absent cost-reimbursements, revenues increased $3 million primarily related to management contract termination fees. Adjusted EBITDA increased $3 million compared to the prior-year quarter primarily reflecting the management contract termination fees.
Other Items
Share Repurchases and Dividend Payments - The Company repurchased approximately 1.3 million shares of its common stock for $75 million in the fourth quarter. The Company paid common stock dividends of $27 million, or $0.29 per share, in the fourth quarter. For the full-year, the Company repurchased approximately 4.5 million shares of stock, or 5% of shares outstanding, for $244 million and paid $112 million, or $1.16 per share in dividends.
Dividend Increase - The Company’s Board of Directors authorized a 10% increase in the quarterly cash dividend to 32 cents from 29 cents per share, beginning with the dividend that is expected to be declared in the first quarter of 2020.
Restructuring Charge - The Company recorded a restructuring charge of $8 million during the fourth quarter for actions focused on enhancing organizational efficiency and rationalizing its operations.

Outlook
The Company provided the following outlook for full-year 2020, excluding any potential impact from the Coronavirus:

•
Revenues of $1.89 billion to $1.93 billion driven by lower cost-reimbursement revenues, which have no impact on adjusted EBITDA. Excluding cost-reimbursement revenues, the Company expects revenues of $1.46 billion to $1.49 billion.

•	Adjusted net income of $329 million to $339 million.

•	Adjusted EBITDA of $635 million to $645 million, as illustrated below.

•	Adjusted diluted EPS of $3.48 to $3.58, based on an adjusted diluted share count of 94.6 million that excludes future share repurchases.

•	Rooms growth of 2% to 4%, including an expected (0.7%) adverse impact from the loss of rooms that were previously covered by unprofitable hotel-management guarantees.

•	RevPAR of flat to down (2%) in constant currency, including an expected (0.7%) adverse impact from the loss of rooms that were previously covered by unprofitable hotel-management guarantees.
The Company views its year-over-year growth in adjusted EBITDA as follows (in millions):

2019 Adjusted EBITDA	$613
Effect of La Quinta integration synergies (a)	10
Effect of hotel-management changes (b)	(3)
Organic growth of 3% to 4%	15 - 25
Projected 2020 Adjusted EBITDA	$635 - 645
______________

(a)	Reflects a full-year benefit of $68 million for all La Quinta-related synergies in 2020, compared to a partial-year benefit of $58 million in 2019.
(b) Includes a $6 million benefit from the termination of unprofitable hotel-management guarantees, a $6 million reduction in adjusted EBITDA due to CorePoint Lodging asset sales and related hotel-management contract terminations, and $3 million of incremental costs being incurred under the Company's agreement with CorePoint Lodging.
More detailed projections are available in Table 6 of this press release. The Company is providing outlook for net income and EPS only on a non-GAAP basis because it is unable to predict with reasonable certainty the occurrence or amount of potential adjustments that may arise in the future. Details regarding potential impacts from the Coronavirus will be provided on the Company's conference call.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, February 13, 2020 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9173 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on February 13, 2020. A telephone replay will be available for approximately ten days beginning at noon ET on February 13, 2020 at 800 839-4012.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,300 hotels across approximately 90 countries on six continents. Through its network of over 831,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with approximately 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 81 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, the performance of financial and credit markets, the economic environment for the hospitality industry, operating risks associated with the hotel franchising and management businesses, the impact of war, terrorist activity or political strife, concerns with or threats of pandemics, contagious diseases or health epidemics, risks related to the acquisition of La Quinta and our relationship with CorePoint Lodging, risks related to our ability to obtain financing and the terms of such financing and the timing and amount of future share repurchases and dividends, as well as the risks described in Wyndham Hotels’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-7474 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
SUMMARY DATA SHEET
($ in millions, except per share and RevPAR data)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	Change	2019	2018	Change
Income Statement and Other Items

Net revenues	$492	$527	(7%)	$2,053	$1,868	10%
Net income	64	43	49%	157	162	(3%)
Earnings per share - diluted	$0.68	$0.43	58%	$1.62	$1.62	0%

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$153	$125	22%	$613	$507	21%
Adjusted net income	77	57	35%	317	270	17%
Adjusted earnings per share - diluted	$0.81	$0.58	40%	$3.28	$2.71	21%

Segment Results

Net Revenues
Hotel Franchising	$300	$295	2%	$1,279	$1,135	13%
Hotel Management	190	229	(17%)	768	726	6%
Total Reportable Segments	490	524	(6%)	2,047	1,861	10%
Corporate and Other	2	3	NM	6	7	NM
Total Company	$492	$527	(7%)	$2,053	$1,868	10%

Adjusted EBITDA
Hotel Franchising	$151	$122	24%	$622	$515	21%
Hotel Management	21	18	17%	66	47	40%
Total Reportable Segments	172	140	23%	688	562	22%
Corporate and Other	(19)	(15)	NM	(75)	(55)	NM
Total Company	$153	$125	22%	$613	$507	21%

Key Operating Statistics

Total Company
Number of properties	9,280	9,157	1%	9,280	9,157	1%
Number of rooms	831,000	809,900	3%	831,000	809,900	3%
RevPAR (a)	$36.36	$37.54	(3%)	$40.92	$40.80	0%
Average royalty rate (b)	3.71%	3.82%	(11 bps)	3.80%	3.78%	2 bps

United States
Number of properties	6,342	6,358	0%	6,342	6,358	0%
Number of rooms	510,200	506,100	1%	510,200	506,100	1%
RevPAR (c)	$40.09	$41.28	(3%)	$46.39	$45.30	2%
Average royalty rate (d)	4.49%	4.59%	(10 bps)	4.51%	4.53%	(2 bps)

	As of December 31, 2019
Balance Sheet Items
Cash	$94
Debt	2,122
Stockholders' equity	1,212

(a)
Amounts reflect currency exchange movements. Excluding such movements and the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR declined 2% and 1% for the three months and year ended December 31, 2019, respectively.

(b)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 6 bps for the year ended December 31, 2019.

(c)	Excluding the impact of the La Quinta acquisition and the Knights Inn divestiture until their anniversary dates, RevPAR declined 1% for the year ended December 31, 2019.

(d)
2019 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions until their anniversary dates, average royalty rate declined 7 bps for the year ended December 31, 2019.

See Table 5 for reconciliations of non-GAAP measures and Table 7 for definitions.
See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenues
Royalties and franchise fees	$113	$110	$480	$441
Marketing, reservation and loyalty	142	132	562	491
Hotel management	37	35	125	124
License and other fees	35	32	131	111
Cost reimbursements	146	188	623	586
Other	19	30	132	115
Net revenues	492	527	2,053	1,868

Expenses
Marketing, reservation and loyalty	126	139	563	486
Operating	40	42	164	182
General and administrative	32	34	130	119
Cost reimbursements	146	188	623	586
Depreciation and amortization	28	29	109	99
Impairment, net	—	—	45	—
Contract termination	(1)	—	42	—
Transaction-related, net	10	(1)	40	36
Separation-related	—	14	22	77
Restructuring	8	—	8	—
Total expenses	389	445	1,746	1,585

Operating income	103	82	307	283
Interest expense, net	25	25	100	60

Income before income taxes	78	57	207	223
Provision for income taxes	14	14	50	61
Net income	$64	$43	$157	$162

Earnings per share
Basic	$0.68	$0.44	$1.63	$1.62
Diluted	0.68	0.43	1.62	1.62

Weighted average shares outstanding
Basic	94.8	98.8	96.5	99.5
Diluted	95.0	99.2	96.6	99.8

Table 3
WYNDHAM HOTELS & RESORTS
CASH FLOWS
(In millions)

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$100	$231
Net cash used in investing activities	(53)	(1,728)
Net cash (used in)/provided by financing activities	(320)	1,808
Effect of changes in exchange rates on cash and cash equivalents	1	(4)
Net (decrease)/increase in cash and cash equivalents	$(272)	$307

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. We believe that adjusted free cash flow is useful to us and investors to measure our ability to generate free cash flow before discrete, event-driven cash outflows. A limitation of using free cash flow and adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow and adjusted free cash flow do not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$100	$231
Less: Property and equipment additions	(50)	(73)
Free cash flow	50	158
Payments to tax authorities related to the La Quinta acquisition	195	35
Transaction-related and separation-related cash outlays (a)	78	98
Payment to terminate an unprofitable hotel-management arrangement	35	—
Capital expenditures at owned hotel in Puerto Rico, all of which were reimbursed by insurance proceeds in 2018	2	17
Adjusted free cash flow	$360	$308

(a)	Primarily relates to payments in connection with our acquisition of La Quinta, our spin-off from Wyndham Worldwide and our agreement with CorePoint Lodging.

Table 4
WYNDHAM HOTELS & RESORTS
SYSTEM SIZE

	Year Ended December 31,
	2019	2018
Beginning Room Count (January 1)
United States	506,100	440,100
International	303,800	288,100
Total	809,900	728,200

Additions (a)
United States	27,000	110,600
International	36,500	35,200
Total	63,500	145,800

Deletions (b)
United States	(22,900)	(44,600)
International	(19,500)	(19,500)
Total	(42,400)	(64,100)

Ending Room Count (December 31)
United States	510,200	506,100
International	320,800	303,800
Total	831,000	809,900

(a)	2018 includes 88,600 La Quinta rooms (86,700 U.S. and 1,900 international) acquired in May 2018.

(b)	2018 includes 21,300 Knights Inn rooms (20,100 U.S. and 1,200 international) divested in May 2018.

Table 5
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$64	$43	$157	$162
Provision for income taxes	14	14	50	61
Depreciation and amortization	28	29	109	99
Interest expense, net	25	25	100	60
Stock-based compensation expense	4	2	15	9
Impairment, net (a)	—	—	45	—
Contract termination costs (b)	(1)	—	42	—
Transaction-related expenses, net (c)	10	(1)	40	36
Separation-related expenses (d)	—	14	22	77
Transaction-related item (e)	—	—	20	—
Restructuring costs (f)	8	—	8	—
Foreign currency impact of highly inflationary countries (g)	1	(1)	5	3
Adjusted EBITDA (h)	$153	$125	$613	$507

(a)	Represents a non-cash charge associated with the termination of certain hotel-management arrangements.

(b)	Represents costs associated with the termination of certain hotel-management arrangements.

(c)	Primarily relates to costs incurred in connection with our acquisition of La Quinta.

(d)	Represents costs associated with our spin-off from Wyndham Worldwide.

(e)	Represents the one-time fee credit related to our agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

(f)	Represents a charge focused on enhancing our organizational efficiency and rationalizing our operations.

(g)	Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.

(h)	The impact from currency exchange movements was $0 million and $(4) million during the three and twelve months ended December 31, 2019, respectively.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

In addition to GAAP financial measures, we provide adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Diluted EPS	$0.68	0.43	$1.62	1.62

Net income	$64	43	$157	162

Adjustments:
Impairment, net	—	—	45	—
Contract termination costs	(1)	—	42	—
Transaction-related expenses, net	10	(1)	40	36
Separation-related expenses	—	14	22	77
Transaction-related item	—	—	20	—
Restructuring costs	8	—	8	—
Foreign currency impact of highly inflationary countries	1	(1)	5	3
Acquisition-related amortization expense (a)	9	9	37	30
Total adjustments before tax	27	21	219	146
Income tax provision (b)	14	7	59	38
Total adjustments after tax	13	14	160	108
Adjusted net income	$77	57	$317	270
Adjustments - EPS impact	0.13	0.15	1.66	1.09
Adjusted diluted EPS	$0.81	0.58	$3.28	2.71

Diluted weighted average shares outstanding	95.0	99.2	96.6	99.8

(a)	Reflected in depreciation and amortization on the income statement.

(b)
Reflects the tax effects of the adjustments and, in 2019, includes a one-time $6 million benefit resulting from a change in our state income tax filing position due to our spin-off from Wyndham Worldwide.

Table 6
WYNDHAM HOTELS & RESORTS
2020 OUTLOOK
As of February 13, 2020
(In millions, except per share data)

2020 Outlook
Revenues	$1,890 - 1,930
Cost reimbursements	430 - 440
Revenues excluding cost reimbursements	1,460 - 1,490
Adjusted EBITDA (a)	635 - 645
Depreciation and amortization expense (b)	61 - 63
Stock-based compensation expense	25 - 27
Interest expense, net	99 - 103
Adjusted income before income taxes	444 - 458
Income tax expense (c)	115 - 119
Adjusted net income	$329 - 339

Adjusted diluted EPS	$3.48 - 3.58

Diluted shares (d)	94.6

Year-over-Year Growth (e)
Global RevPAR (f)	(2%) - 0%
Number of rooms (f)	2% - 4%

(a)
From a seasonality perspective, we expect to generate roughly 20% of our adjusted EBITDA in the first quarter, 26% in the second quarter, 30% in the third quarter and the remainder in the fourth quarter.

(b)	Excludes amortization of acquisition-related intangible assets of $36 - $38 million.

(c)	Outlook assumes an effective tax rate of approximately 26%.
(d) Excludes the impact of any share repurchases in 2020.

(e)	In constant currency. A glossary of terms is included in Table 7.

(f)	Includes an expected (0.7%) adverse impact from the loss of rooms that were previously covered by unprofitable hotel-management guarantees.

In determining adjusted EBITDA, adjusted net income, adjusted income before income taxes and adjusted diluted EPS, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing outlook for income before income taxes, net income and EPS only on a non-GAAP basis because we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 7
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. We calculate the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense and income taxes. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.